EXPLANATION OF RESPONSES

(1)
The price reported in column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $57.4800 to $58.4750, inclusive. The reporting person undertakes to provide Shake Shack Inc., any security holder of Shake Shack Inc. or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(2)
The price reported in column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $58.4800 to $59.4700, inclusive. The reporting person undertakes to provide Shake Shack Inc., any security holder of Shake Shack Inc. or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(3)
The price reported in column 4 is a weighted average price. These shares were sold in multiple transactions at prices ranging from $59.4800 to $60.4700, inclusive. The reporting person undertakes to provide Shake Shack Inc., any security holder of Shake Shack Inc. or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in this footnote.

(4)
This Form 4 is being filed on behalf of Select Equity Group, L.P. (“Select Equity Group”), SEG Partners L.P. (“SEG Partners”), SEG Partners II, L.P. (“SEG Partners II”) and George S. Loening.  Select Equity Group serves as the investment advisor to SEG Partners, SEG Partners II and SEG Partners Offshore Master Fund, Ltd. (“SEG Partners Offshore” and, together with SEG Partners and SEG Partners II, the “SEG Funds”), and Mr. Loening is the majority owner of Select Equity Group and managing member of the general partner of Select Equity Group.  Each of Select Equity Group and George S. Loening may be deemed to indirectly beneficially own shares held directly by the SEG Funds, and each disclaims beneficial ownership of all such shares except to the extent of any indirect pecuniary interest therein.  No SEG Fund has a pecuniary interest in any securities held directly by any other SEG Fund.

(5)	Class A Common Stock held directly by SEG Partners.
(6)	Class A Common Stock held directly by SEG Partners II.
(7)	Class A Common Stock held directly by SEG Partners Offshore.